UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2021

FIRST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 0-16759

Indiana		35-1546989
(State or other jurisdiction		(I.R.S. Employer
incorporation or organization)		Identification No.)

One First Financial Plaza, Terre Haute, IN		47807
(Address of principal executive office)		(Zip Code)

(812)	238-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.125 per share	THFF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2021, First Financial Bank (the “Bank”) entered into a new employment agreement (the “Agreement”) with Karen L. Stinson-Milienu, Senior Vice President and Chief Branch Banking Officer of the Bank.  The Agreement is effective as of July 1, 2021.

Under the terms of the Agreement, the Bank has agreed to employ Ms. Stinson-Milienu for an initial term of twelve (12) months in her current position. Upon timely notice to the executive from the compensation committee of the board of directors of the Bank, the executive's term of employment under the agreement may be extended for additional one-year periods.

Ms. Stinson-Milienu is entitled to an annual base salary of $223,858.08, which may be increased, or under certain conditions decreased, from time to time as determined by the board of directors of the Bank, and is entitled to participate in other bonus and fringe benefit plans available to other executive officers or employees of the Bank generally.

The Agreement contains terms governing payments the executive would be entitled to receive in the event her employment is terminated, as follows:

•If the executive’s employment terminates due to death, “disability” or for “just cause” (as such terms are defined in the Agreement), or if the executive voluntarily terminates her employment, then the executive will be entitled to receive the base salary, bonuses, vested rights, and other benefits due to her through the date of termination. Any benefits payable under insurance, health, retirement, bonus or other plans as a result of his or her participation in such plans through such date will be paid when and as due under those plans.

•If the executive’s employment is terminated without just cause or if she terminates her employment for good reason, then the executive will be entitled to receive a cash severance payment in an amount equal to (i) one times her base salary plus (ii) the bonuses received by or payable to the executive in the prior calendar year. The executive would also receive cash reimbursements in an amount equal to the cost of obtaining all employee and other benefits that she would have otherwise been eligible to participate in or receive through the first anniversary of the executive’s termination date.

•If, as a result of a “change in control” (as such term is defined in the Agreement), the executive becomes entitled to any payments that are determined to be payments subject to excise taxes under Internal Revenue Code Sections 280G and 4999, then her severance benefit will be equal to the greater of (i) her benefit under the Agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (ii) her benefit under the Agreement without reduction, if such benefit results in a greater net after-tax amount after taking into account any excise taxes imposed.

The Agreement also includes confidentiality and non-solicitation provisions, as well as non-compete provisions that prohibit the executive, during her employment and for a period of one year following her termination, from directly or indirectly competing against the Bank, as applicable, within a 30- mile radius of Terre Haute, Indiana, except in the event of a termination without “just cause” or for “good reason.”

The foregoing description is a summary only and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

10.1	Employment Agreement dated July 1, 2021 between Karen L. Stinson-Milienu and First Financial Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Financial Corporation

Dated July 1, 2021
/s/Rodger A. McHargue
Rodger A. McHargue
Secretary/Treasurer and Chief Financial Officer